700 Milam Street
Suite 1900, North Tower
Houston, TX 77002

Tel: (713) 375-5000
Fax: (713) 375-6000
www.cheniere.com

February 29, 2016

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:                             Notice of Disclosure Filed in the Amendment No. 1 to our Annual Report on Form 10-K Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Cheniere Energy, Inc. has made disclosure pursuant to those provisions in the Amendment No. 1 to its annual report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 29, 2016.

Respectfully submitted,

CHENIERE ENERGY, INC.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Senior Vice President and
Chief Financial Officer